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               ENVIROTEST ANNOUNCES FINAL RESULTS OF TENDER OFFER

    SUNNYVALE, CA., SEPTEMBER 26, 1997 - Envirotest Systems Corp. (AMEX-ENR) today reported that in accordance with the final results of its Dutch auction tender offer, completed September 17, 1997 at 5:00 p.m., New York City time, the Company will purchase 4,388,091 shares of its Class A Common Stock, par value $.01 per share (the "Common Stock"), at a price of $4.50 per share.

    Continental Stock Transfer & Trust Company of New York, depository for the offer, will issue payment for the shares of Common Stock accepted under the offer on or about Tuesday, September 30, 1997. The shares of Common Stock represent approximately 33.2% of the 13,204,396 shares of Common Stock outstanding immediately prior to the offer (approximately 25.4% assuming the exercise of all outstanding vested stock options and the conversion of all outstanding Class B Common Stock and Class C Common Stock of the Company).

    Envirotest Systems Corp. commenced the tender offer on Tuesday, August 19, 1997, at which time the Company announced its intention to purchase up to 4,444,444 shares of Common Stock at a range of $3.75 to $4.50 per share.

    Envirotest Systems Corp. is the largest provider of vehicle inspection services in the country and the only domestic company that provides vehicle inspection services outside the United States.

    This press release contains statements that are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which represent the Company's expectations or beliefs concerning future events. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. A number of such factors are set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

CONTACT: Robert Siegfried
          Adam Werner
          Kekst and Company
          (212) 521-4800